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[HEALTHCARE REIT LETTERHEAD]

                                                              Exhibit 99.1



F O R    I M M E D I A T E    R E L E A S E


                                                 April 10, 2002
                                                 For more information contact:
                                                 Ray Braun - (419) 247-2800
                                                 Mike Crabtree - (419) 247-2800

                        HEALTH CARE REIT, INC. ANNOUNCES
                INVESTMENTS OF $101.7 MILLION FOR FIRST QUARTER

               FIRST QUARTER CONFERENCE CALL SET FOR MAY 3, 2002


Toledo, Ohio, April 10, 2002..... HEALTH CARE REIT, INC. (NYSE/HCN) announced today that it had completed $101.7 million of new investments during the first quarter of 2002.

The investment activity during the quarter was approximately 99% real property investments. Facility-based investments were about 64% assisted living facilities, 35% skilled nursing facilities and 1% specialty care facilities. Aggregate funding was provided to 11 operators in 17 states.

The company also confirmed that it would release its 2002 first quarter earnings on Thursday May 2, 2002, after the market closes. At 10:00 a.m. Eastern Time on May 3, 2002, the company will hold a conference call to discuss its results and performance for the first quarter.

The conference call will be accessible by telephone and through the Internet. Telephone access will be available by dialing 703-871-3599 or 877-817-7175. Callers to this number will be able to listen to the company's business update. For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the live call on May 3, 2002 through May 10, 2002. To access the rebroadcast, dial 703-925-2435 or 888-266-2086. The conference ID number is 5924823.

To participate via the webcast, log on to www.hcreit.com or www.ccbn.com 15 minutes before the call to download the necessary software. Replay will be available for 90 days through the same websites.

Health Care REIT, Inc., with headquarters in Toledo, Ohio, is a real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. At December 31, 2001, the company had investments in 214 health care facilities in 33 states and had total assets of approximately $1.3 billion. For more information on Health Care REIT, Inc., via facsimile at no cost, dial 1-800-PRO-INFO and enter the company code - HCN. More information is available on the Internet at http://www.hcreit.com.

INVESTMENTS FOR 2002
FIRST QUARTER 2002 CONFERENCE CALL                               APRIL 10, 2002
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This document may contain "forward-looking" statements as defined in the
Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the company's actual results in the future to differ materially from expected results. These risks and uncertainties include, among others, general economic conditions, the availability of capital, competition within the financial services and real estate markets, the performance of operators within Health Care REIT's portfolio, and regulatory and other changes in the health care sector, as described in the company's filings with the Securities and Exchange Commission.

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